UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 14, 2020

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Landec Corporation (the “Company”) will be held on Wednesday, October 14, 2020, at 12:30 p.m. (Pacific Time). The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/LNDC2020, where you will be able to listen to the meeting live, submit questions, and vote online for the following purposes:

1.To elect the following seven directors of which all but Mr. Schechter shall serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election (and Mr. Schechter shall serve for a term expiring at the Annual Meeting of Stockholders held in the first year following the year of his election) and until their successors are duly elected and qualified:

Katrina L. Houde	Nelson Obus	Andrew Powell	Catherine A. Sohn
Jeffrey Edwards	Patrick Walsh (1)	Joshua E. Schechter (1)
(1)In the event that the Bylaws Amendment Proposal (defined below) is not approved by the Company stockholders, any votes to elect Messrs. Walsh and Schechter will be disregarded.

2.To approve the amendment to the Company’s Amended and Restated Bylaws to increase the maximum size of the Company’s Board of Directors to 12 directors (the “Bylaws Amendment Proposal”);

3.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 30, 2021;

4.To approve a non-binding advisory proposal on the executive compensation of the Company’s named executive officers as described in the Proxy Statement accompanying this notice; and

5.To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 17, 2020, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting via live webcast. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

               BY ORDER OF THE BOARD OF DIRECTORS

               /s/ Brian McLaughlin

               BRIAN MCLAUGHLIN
               Secretary
Santa Maria, California
, 2020

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

LANDEC CORPORATION

PROXY STATEMENT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 14, 2020
_________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General
The enclosed proxy is solicited on behalf of the Board of Directors of Landec Corporation, a Delaware corporation (“Landec,” the “Company”, “we” or “us”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held virtually on Wednesday, October 14, 2020, at 12:30 p.m. (Pacific Time), or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/LNDC2020, where you will be able to listen to the meeting live, submit questions, and vote online.
The Company’s principal executive offices are located at 2811 Airpark Drive, Santa Maria, California 93455. The Company’s telephone number at that location is (650) 306-1650.
Solicitation
These proxy solicitation materials are to be mailed on or about September 10, 2020 to all stockholders entitled to vote at the meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on October 14, 2020.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at
http://landec.com/proxy

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Brian McLaughlin, Chief Financial Officer, Landec Corporation, 2811 Airpark Drive, Santa Maria, CA 93455 (telephone number: (650) 306-1650). Exhibits to the Annual Report may be obtained upon written request to Mr. McLaughlin and payment of the Company’s reasonable expenses in furnishing such exhibits.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.
Record Date; Quorum
Only holders of record of our Common Stock at the close of business on August 17, 2020, will be entitled to vote at the Annual Meeting. At the close of business on August 17, 2020 we had 29,241,889 shares of Common Stock outstanding and entitled to vote.
The holders of a majority of the shares of our Common Stock entitled to vote at the Annual Meeting must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of August 17, 2020, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in “street name” through a broker, bank, trustee, or other nominee.
Stockholder of Record: Shares Registered in Your Name. If your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
If a broker indicates on the enclosed proxy or its substitute that it has not received voting instructions with respect to shares held in street name with such broker and either (i) does not have discretionary authority as to certain shares to vote on a particular matter or (ii) has discretionary voting authority but nevertheless refrained from voting on the matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.
Proposal No. 1 - Election of Directors: Each director is elected by a majority of the votes cast with respect to such director. Any votes “withheld” for a particular director are effectively votes against that director. In addition, in the event that the Bylaws Amendment Proposal (Proposal No. 2) is not approved, stockholders who vote to nominate all of the proposed nominees will be deemed to vote for each of the nominees other than Messrs. Walsh and Schechter and all votes for Messrs. Walsh and Schechter will be disregarded. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.
Proposal No. 2 - Amendment to the Company’s Amended and Restated Bylaws to Increase the Maximum Size of the Company’s Board of Directors to 12 Directors: Pursuant to the terms of the Company’s Amended and Restated Bylaws, this proposal must be approved by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the voting stock of the Company entitled to vote. Accordingly, any shares not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as a vote against this proposal.
Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal must be approved by a majority of the shares present and voted on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are unlikely to result from, and would not have any effect on, the outcome of the vote on this proposal.

Proposal No. 4 - Advisory (Non-binding) Vote on Executive Compensation: This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.
Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of all of the director nominees proposed by the Board of Directors; FOR the amendment to the Company’s Amended and Restated Bylaws to increase the maximum size of the Company’s Board of Directors to 12 directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 30, 2021; FOR the advisory vote on executive compensation; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. Broker non-votes will not be considered as voting with respect to any of these matters.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:
•vote via the virtual meeting website - any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNDC2020, where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 12:30 p.m. (Pacific Time). Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;
•vote via telephone or Internet - in order to do so, please follow the instructions shown on your proxy card; or
•vote by mail - complete, sign, and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 pm Eastern Time on October 13, 2020. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote should you decide to attend the virtual Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from all nominees or any nominee you specify. For Proposals 2, 3 and 4, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•delivering to our Corporate Secretary (by any means) a written notice stating that the proxy is revoked;
•signing and delivering a proxy bearing a later date;
•voting again by telephone or Internet; or
•attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.
Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2021
If any stockholder desires to present a stockholder proposal at the Company’s 2021 Annual Meeting of Stockholders, such proposal must be received by the Secretary of the Company no later than May 12, 2021, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting (provided, however, if the date of next year’s annual meeting is moved more than 30 days before the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement shall instead be not later than the close of business on the later of (i) one hundred twenty (120) calendar days in advance of such annual meeting and (ii) ten (10) calendar days following the date on which public announcement of the date of the meeting is first made). Such proposals will also need to comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Each such notice must be made by a stockholder of record and must also contain the information specified in our bylaws for director nominations and other stockholder proposals.
Householding of Proxy Materials
Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Nominees
The Company’s Bylaws currently provide for no fewer than six (6) and no more than ten (10) directors. The Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. Each Class 1 and Class 2 director is elected for a two-year term, with the Class 2 directors elected in odd numbered calendar years (e.g., 2021) and the Class 1 directors elected in even numbered calendar years (e.g., 2020). The Board of Directors has currently fixed the number of directors at ten (10) directors.
Fredrick Frank, a Class 1 director, has decided to retire from the Board after 21 years of service, and has elected not to stand for re-election to the Board of Directors at the Annual Meeting. In addition, pursuant to the Bylaws Amendment Proposal (Proposal No. 2), the Board of Directors is recommending that the Company’s stockholders increase the maximum size of the Board to twelve (12) directors. If the Bylaws Amendment Proposal is approved by the Company’s stockholders, pursuant to the terms of the Company’s Certificate of Incorporation, the Board of Directors would consist of six (6) Class 1 directors and six (6) Class 2 directors, of which six (6) Class 1 directors and one (1) Class 2 director are currently standing for nomination. If the Bylaws Amendment Proposal is not approved by the Company’s stockholders, the Board will continue to consist of five (5) Class 1 directors and five (5) Class 2 directors, and five (5) Class 1 directors would be standing for nomination.
Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated a total of seven directors listed below, of which:
(i)Katrina L. Houde, Nelson Obus, Andrew Powell, and Catherine A. Sohn have been re-nominated to serve as Class 1 directors,
(ii)Jeffrey Edwards has been nominated to serve as a Class 1 director to replace Mr. Frank, and
(iii)if the Bylaws Amendment Proposal is approved, Patrick Walsh has been nominated to serve as an additional Class 1 director and Joshua E. Schechter has been nominated to serve as an additional Class 2 director, in each case, to serve until the expiration of their respective terms and until their successors are duly elected and qualified, and in the case of Mr. Schechter, subject to the terms of that certain Cooperation and Support Agreement dated August, 21, 2020 (“Cooperation Agreement”), entered into between the Company, Legion Partners Asset Management, LLC (“Legion Partners”) and certain related investors party thereto (see “Corporate Governance—Cooperation Agreement with Legion Partners” for more information). In the event that the Bylaws Amendment Proposal is not approved, stockholders who vote to nominate all of the proposed nominees will be deemed to vote for each of the nominees other than Messrs. Walsh and Schechter and the votes for Messrs. Walsh and Schechter will be disregarded.
The persons nominated to serve as Class 1 directors, if elected, shall serve until the Company’s 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Mr. Schechter, if elected, shall serve until the 2021 Annual Meeting and until his successor is duly elected and qualified (subject to the terms of the Cooperation Agreement). In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. In addition, the Board of Directors has determined that each of the director nominees is “independent” for purposes of the NASDAQ rules.
The persons nominated to serve as Class 1 directors, if elected, shall serve until the 2022 Annual Meeting and until their successors are duly elected and qualified (and in the case of Mr. Schechter, subject to the Cooperation Agreement). The person nominated to serve as a Class 2 director, if elected, shall serve until the 2021 Annual Meeting and until their successor is duly elected and qualified. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. In addition, the Board of Directors has determined that each of the director nominees is “independent” for purposes of the NASDAQ rules.

Class 1 Directors

Name of Director	Age	Principal Occupation	Director Since
Katrina L. Houde	62	Director	2019
Nelson Obus	73	Director	2018
Andrew Powell	62	Director, Chairman of the Board	2018
Catherine A. Sohn, Pharm.D	67	Director	2012
Jeffrey Edwards	60	Director	-
Patrick Walsh (1)	59	Director	-
(1) In the event that the Bylaws Amendment Proposal is not approved by the Company stockholders, any votes to elect Mr. Walsh will be disregarded.
Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and any executive officer of the Company.
Katrina L. Houde was elected to the Board of Directors on August 5, 2019. Ms. Houde is currently serving as an independent advisor to select food companies. Ms. Houde served as Interim CEO for SunOpta, Inc. on two occasions, from October 2016 until March 2017 and again from January to February of 2019 and was instrumental in leading a major operational turnaround. Before and between her roles as Interim CEO of SunOpta, Ms. Houde had various consulting engagements in the food industry. Prior to becoming a food industry consultant, Ms. Houde was President of Cuddy Food Products, a division of Cuddy International Corp., from January 1999 to March 2000 and was Chief Operating Officer of Cuddy International Corp. from January 1996 to January 1999. She is a member of the board of directors of a number of private and charitable organizations. Ms. Houde has served on the board of directors at SunOpta, Inc since January 2000. Ms. Houde holds an Honours Bachelor of Commerce degree from the University of Windsor.
Ms. Houde’s extensive experience in the food industry will assist the Board of Directors and management in developing the strategic direction of the Company's wholly-owned natural food subsidiary, Curation Foods, Inc. (“Curation Foods”).
Nelson Obus has served as a member of the Board of Directors since October 2018. Mr. Obus is Managing Member of Wynnefield Capital Management, LLC and a General Partner at Wynnefield Capital, Inc. and his prior associations include positions with Schaffer Capital Management and Lazard Freres. Mr. Obus presently serves on the Board of Directors of Global Power Equipment Group Inc. and MK Acquisition LLC and previously served on the Board of Directors of Layne Christensen Company, Breeze-Eastern Corporation and Underground Solutions Inc. Mr. Obus holds a Bachelor of Arts degree from New York University and a Master of Arts in political science from Brandeis University.
Mr. Obus’ extensive financial experience with technology and small- to middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager.
Andrew Powell has served as a member of the Board of Directors since October 2018. Mr. Powell is currently an independent advisor to small and mid-size companies and research institutions in the life sciences sector. He has served on the Board of Directors of Aclaris Therapeutics, Inc., a dermatologist-led biopharmaceutical company, since 2017 and served on the Board of Directors of Synthorx, Inc., a biotechnology company, from December 2018 until January 2020, when that company was acquired by Sanofi-Aventis. He served as Senior Vice President, General Counsel, and Corporate Secretary of Medivation, Inc. from May 2015 until November 2016, when the company was acquired by Pfizer, Inc. Mr. Powell served as Executive Vice President, General Counsel, and Corporate Secretary of InterMune, Inc. from September 2013 to March 2015. From 2009 to 2013, he served as Executive Vice President, General Counsel, and Secretary at Cornerstone Therapeutics, Inc. From 2008 to 2009, Mr. Powell served as Senior Vice President and General Counsel at ImClone Systems, Inc. From 2004 to 2008, he was General Counsel at Collagenex Pharmaceuticals, Inc. Earlier in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Asia. Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a Juris Doctorate from Stanford Law School.
Mr. Powell’s unique expertise in the areas of commercialization strategy, expansion (both domestic and international), governance, compliance, and mergers and acquisitions provides the Board of Directors with essential skills to define and implement the Company’s growth strategies, and his experience in the life sciences industry will be a direct benefit to Landec’s wholly-owned biomedical subsidiary, Lifecore Biomedical, Inc. (“Lifecore”).

Catherine A. Sohn, Pharm.D has served as a member of the Board of Directors since November 2012. Dr. Sohn is an experienced public company Director, former global biopharmaceutical executive, Adjunct Professor and a Certified Licensing Professional. Dr. Sohn has deep industry knowledge with thirty years of U.S. and global leadership and operational experience in the pharmaceutical industry, and a reputation as a strategic thinker with the ability to drive a strong interface between research and development and marketing. She was named “Distinguishing Alumnus” by University of California San Francisco (2000), was named “Woman of the Year” by the Healthcare Businesswomen's Association (“HBA”) in 2003, has received the Licensing Executive Society’s “Frank Barnes Mentoring Award” (2009), and the HBA Euro-Excellence Award (2012). In 2016, Dr. Sohn was recognized as one of the PharmaVoice 100 most inspiring people in the life science industry. Her areas of expertise include corporate governance on public and private Boards of Directors and nominating and corporate governance, transaction and compensation committees; domestic and global business development; partnering agreements and M&A transactions; strategy and product marketing/launch execution across vaccines, pharmaceutical products and consumer healthcare brands. Dr. Sohn led the launches of the U.S. Vaccine Business and a $1 billion CNS pharmaceutical product at SmithKline Beecham (now GlaxoSmithKline). From 1998 to 2010, Dr. Sohn was Senior Vice President for Worldwide Business Development and Strategic Alliances for GlaxoSmithKline's $6 billion Consumer Healthcare division where she served on the Global Executive Committee and led numerous U.S., global, European and Japanese M&A and licensing transactions and integrations. From 1994 to 1998, she was Vice President, Worldwide Strategic Product Development at SmithKline Beecham for the Cardiovascular, Pulmonary, and Metabolic Therapeutic Areas with responsibility for product strategy, valuation, and strategic commercial leadership of all assets from Phase 1 through the life cycle management. Dr. Sohn has a strong technical background, having begun her career in anti-infective medical affairs department at SmithKline & French in 1982. Dr. Sohn received a Doctor of Pharmacy from the University of California San Francisco (“UCSF”), received a Certificate of Professional Development from The Wharton School at the University of Pennsylvania, is a Board Leadership Fellow of the National Association of Corporate Directors (“NACD”) and is a Certified Licensing Professional. In addition to serving on our Board of Directors, Dr. Sohn is an independent director on the Boards of Directors of Jazz Pharmaceuticals plc (NASDAQ:JAZZ), Axcella Health (NASDAQ:AXLA), and Rubius Therapeutics (NASDAQ:RUBY), all NASDAQ listed life science companies, is Chairman of the Board of Directors of BioEclipse Therapeutics, Inc., an emerging, private clinical stage biotechnology company and serves as Adjunct Professor at UCSF.
With public and private company governance, committee leadership and transaction experience and over 30 years of experience in health-related sectors, Dr. Sohn provides the Board of Directors with significant expertise in executive leadership across pharmaceuticals and consumer products, licensing/partnering, M&A, strategy and new product development and commercial launch, which have direct benefits to both Lifecore Biomedical and the Company.
Jeffrey L. Edwards is a Nominee to the Board of Directors. In 2015 Mr. Edwards retired from Allergan Inc., which he joined in 1993 and where he served as Executive Vice President, Finance and Business Development, and Chief Financial Officer from September 2005 to August 2014. From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development, and previously served as Senior Vice President, Treasury, Tax, and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions. Mr. Edwards is a member of the board of directors of FibroGen, Inc., a publicly traded biopharmaceutical company, and currently serves as chairman of its Audit Committee. Mr. Edwards serves on the board of directors of Bio-Rad Laboratories, Inc., a publicly traded life sciences research and clinical diagnostic products company and is a member of its Audit Committee and Compliance Committee and Chairman of its Compensation Committee. Mr. Edwards also serves on the Board of Directors, Audit Committee and Compensation Committee of Clearside Biomedical Inc., a publicly traded, clinical stage pharmaceutical company. Additionally, Mr. Edwards serves on the Board of Directors of BioTheryX, Inc., a privately owned, clinical-stage biotechnology company. Mr. Edwards received a Bachelor of Arts. in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School.
Patrick D. Walsh is a Nominee to the Board of Directors. He is founder of Diligence Team, LLC, a consulting practice serving clients in the healthcare industry. He currently serves as an Operating Partner at Ampersand Capital, a private-equity healthcare investment firm. Mr. Walsh has served on pharmaceutical boards as chairman, non-executive chairman and company director, as well as an executive advisor to private equity and venture capital firms. Mr. Walsh currently serves as Chairman of the Board of ANI Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company (NASDAQ:ANIP), since June 2018, and is a former member of its Audit and Compensation Committees. He also currently serves on the Board of Directors of Industria Chimica Emiliana, S.p.A. (“I.C.E.”), a privately-held specialty API supplier to the pharmaceutical industry based in Milan, Italy. Mr. Walsh has also served as a Director for Avid Bioservices, Inc since October 2017 and is Chairman of its Compensation Committee and a member of its Nominating Committee.
Director Fredrick Frank will retire as a Class 1 director at the time of the Annual Meeting and will not stand for reelection at the Annual Meeting.

Class 2 Directors

Nominee for Class 2 Director Name of Director	Age	Position	Director Since
Joshua E. Schechter (1)	47	Director	-
(1) In the event that the Bylaws Amendment Proposal is not approved by the Company stockholders, any votes to elect Mr. Schechter will be disregarded.
Set forth below is the description of the background of Mr. Schechter, the Class 2 nominee, and his principal occupations for at least the past five years and his public-company directorships as of the record date as well as those held during the past five years. There are no family relationships between Mr. Schechter and any director or executive officer.
Joshua E. Schechter is a Nominee to the Board of Directors. He is a private investor and public company director. Mr. Schechter has served as a member of Board of Directors of Bed Bath & Beyond since May of 2019 and is Chairman of its Audit Committee, as a director of Viad Corp, an S&P SmallCap 600 international experiential services company, since April 2015, and as a director of Support.com, Inc., a leading provider of cloud-based software and services, since June 2016. From April 2018 to January 2020 he served as Chairman of the Board of Directors of SunWorks, Inc., a premier provider of high-performance solar power solutions. From 2001 to June 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately-owned hedge fund sponsor, and from 2008 to June 2013, served as Co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter earned an Masters of Public Administration in Professional Accounting and a Bachelor of Business Administration from The University of Texas at Austin.

Existing Class 2 Directors Name of Director	Age	Principal Occupation	Director Since
Albert D. Bolles, Ph.D.	62	President and CEO of the Company, Director	2014
Deborah Carosella	63	Director	2017
Tonia Pankopf	52	Director	2012
Craig A. Barbarosh	53	Director	2019
Charles Macaluso	76	Director	2019

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and executive officer of the Company.
Dr. Albert Bolles is President and Chief Executive Officer (“CEO”) of the Company and has served as a member of the Board of Directors since May 2014. Prior to becoming the Company’s President and CEO on May 23, 2019, Dr. Bolles was Chairman of the Company's ad hoc Food Innovation Committee and a member of the Company's Compensation and Nominating and Corporate Governance Committees. From April 2014 until August 2015, Dr. Bolles served as Executive Vice President, Chief Technology & Operations Officer of ConAgra Foods, Inc. (“ConAgra”), a leading consumer products food company with net sales exceeding $16 billion. Prior to this role, Dr. Bolles was Executive Vice President, Research, Quality and Innovation for ConAgra, championing the development and execution of multiple new and improved products, realizing incremental growth for ConAgra and facilitating a multi-year pipeline to sustain and advance growth further. Prior to joining ConAgra in 2006, Dr. Bolles served as Vice President, Worldwide R&D for PepsiCo Beverages and Foods, responsible for global R&D leadership for beverages (Pepsi, Gatorade, and Tropicana) and Quaker Foods including product, process, package and sensory R&D, Nutrition, Quality, and Scientific & Regulatory Affairs. His prior employment was with Gerber Foods for over 8 years with his last role being its R&D Director, overseeing infant and toddler global research and development. Dr. Bolles currently serves on the Board of Directors of SunOpta, Inc. and Arcadia Biosciences, Inc. Dr. Bolles has a Ph.D. and Masters of Science in Food Science, and a Bachelor of Science in Microbiology, all from Michigan State University.
Dr. Bolles is a preeminent leader in food science and provides the Board of Directors with valuable areas of expertise in new product development, innovation, quality, and supply chain in the packaged consumer food business.
Deborah Carosella has served as a member of the Board of Directors since March 2017. Ms. Carosella has over 30 years of experience in the consumer products goods industry, with both large corporations and smaller, entrepreneurial, high-growth companies. Ms. Carosella has extensive experience in the natural and organic foods industry, and particular expertise in general operating management, customer and consumer strategy, strategic marketing, brand development and new product development and innovation. Most recently she served as a strategic consultant for various natural and organic food companies and as an advisor to select private equity firms. Previously, Ms. Carosella was CEO of Madhava Natural Sweeteners, a Boulder, Colorado-based natural and organic sweetener company until December 2016. Prior to her tenure at Madhava, Ms. Carosella was Senior Vice President of Innovation and a member of the Executive Leadership Team at Whitewave/Dean Foods. She joined Whitewave/Dean Foods from ConAgra Foods, Inc. where she held various roles, including Vice President, General Manager, Vice President, Strategic Marketing and Innovation, and Executive Vice President, New Platforms while serving on the Executive Leadership Team with segment specific and enterprise-wide responsibilities. Ms. Carosella began her career in the branding, positioning, innovation and advertising agency business, serving as President of her own agency after working for several years with large, multi-national agencies. Ms. Carosella holds a Bachelor of Journalism from the University of Missouri.
Ms. Carosella’s experience in consumer products and in the areas of general operating management, customer and consumer strategy, strategic marketing, brand development and new product development and innovation provides the Board of Directors and management with expertise that will be invaluable as the Company develops growth strategies for Curation Foods.
Tonia Pankopf has served as a member of the Board of Directors since November 2012. Ms. Pankopf is a seasoned global investment executive, experienced public company director and former Wall Street equity research analyst and hedge fund portfolio manager. Ms. Pankopf has been managing partner of Pareto Advisors, LLC since 2005. She brings 25 years of investment experience in researching and valuing equity and debt securities and managing capital market transactions for domestic and international public and private companies. She has held Vice President and Senior Equity Analyst positions at Goldman, Sachs & Co., Merrill Lynch & Co. and was an investment banker at Deutsche Morgan Grenfell. Further, Ms. Pankop's experience includes hedge fund portfolio managements as an analyst and portfolio manager with P.A.W. Capital Partners, and as a senior equity analyst and managing director with Palladio Capital Management. Ms. Pankopf currently serves on the Board of 180 Degree Capital (“TURN”) and has served on the Board of Oxford Square Capital Corporation (NASDAQ:OXSQ) fka TICC Capital Corporation and the University System of Maryland Foundation. Ms. Pankopf is a Governance Fellow and member of the National Association of Corporate Directors. Ms. Pankopf received a Bachelor of Arts summa cum laude from the University of Maryland and an Masters of Science degree from the London School of Economics.
Ms. Pankopf’s extensive financial experience with middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager and strategic financial advisor as well as knowledge of corporate governance issues.
Craig Barbarosh, has served as a member of the Board of Directors since October 2019. Mr. Barbarosh is also a director of Nextgen Healthcare, Inc. (NASDAQ:NXGN), where he is the Vice Chairman of the Board, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee. He is also a director of Sabra Health Care REIT, Inc. (NASDAQ:SBRA), where he is the Chair of the Audit Committee and a member of the Compensation Committee. Mr. Barbarosh previously served on the board of directors of Aratana Therapeutics, Inc., where he was a member of the Compensation Committee and Chair of the Strategic Review Committee, BioPharmX, Inc. (n/k/a Timber Pharmaceuticals, Inc. (NYSE:TMBR)), where he was the Chair of the Nominating and Governance Committee and a member of the Audit and Compensation Committees, and Bazaarvoice, Inc. (NASDAQ:BV), where he was a member of the Compensation Committee. Mr. Barbarosh also served as the independent board observer for Payless Holdings, LLC and is the independent director for Hytera America, Inc. Mr. Barbarosh has been a partner at the international law firm of Katten Muchin Rosenman LLP (“Katten”) since June 2012 and was previously a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”). Mr. Barbarosh is a nationally recognized restructuring expert who, during the nearly three decades of his legal career, has represented lenders, indenture trustees and bondholders and other investors and their agents in some of the largest corporate restructuring cases in the country. He served in several leadership positions while a partner at Pillsbury, including serving on the firm’s Managing Board, as the Chair of the firm’s Board’s Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice and as the Managing Partner of the firm’s Orange County office. At Katten, Mr. Barbarosh completed a seven-year term on the firm’s Board of Directors including a four-year term on the firm’s twelve-person Executive Committee, which oversees the business operations of the firm. Over the past 13 years, Mr. Barbarosh has received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital, Financial Analysis for Business Evaluation and Effective Corporate Boards, from the University of Pennsylvania Wharton School program on Corporate Valuation, and from the Carnegie Mellon University program in Cybersecurity Oversight. Mr. Barbarosh is also a frequent speaker and author on restructuring and governance issues and has published several articles addressing business, governance, and legal topics. Mr. Barbarosh received a Juris Doctorate from the University of the Pacific, McGeorge School of Law in 1992, with distinction, and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989.

Mr. Barbarosh's extensive background serving in various leadership roles and experience as a practicing attorney specializing in the area of financial and operational restructuring and related transactions will provide our board and management team valuable guidance on transactions, securities offerings, compliance, governance, executive compensation, shareholder relationships, leadership coaching and development.
Charles Macaluso has served as a member of the Board of Directors since October 2019. He is a principal of Dorchester Capital Advisors, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts. Mr. Macaluso currently serves on the Boards of Directors of Darling Ingredients Inc. (NYSE:DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, where he serves as independent lead director of the board and as Chairman of its Nominating and Corporate Governance Committee. He is also a director of Pilgrim’s Pride Corporation, a company primarily engaged in the production, processing, marketing and distribution of fresh, frozen and value-added chicken products to retailers, distributors and foodservice operators, where he also serves on its Audit Committee. Additionally, Mr. Macaluso serves on the board off directors of Williams Industrial Services Group Inc., a company engaged in a broad range of construction, maintenance and support services to customers in energy, power and industrial end markets, where he also serves as Chairman of the Board and a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Previously, Mr. Macaluso also served on the Boards of Directors of GEO Specialty Chemicals, The Elder-Beerman Stores Corp. and Global Crossing Limited. He is also a member of the National Association of Corporate Directors.
Mr. Macaluso's extensive executive and financial expertise, ample public company experience and distinguished career focused on operational assessment, strategic planning, crisis management and turnaround advisory services will be an asset to the Boards of Directors.
Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NAMED DIRECTOR NOMINEES.

PROPOSAL NO. 2

Amendment to Bylaws to Increase the Maximum Size of the Company’s Board of Directors to 12 Directors
The Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) currently provides that the Board of Directors of the Company shall consist of a maximum of ten (10) directors and a minimum of six (6) directors. Pursuant to the terms of the Bylaws, any amendment to the Bylaws changing the authorized number of directors (except to fix the authorized number of directors within the range) may only be adopted by the affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the voting stock of the Company entitled to vote.
The Board of Directors hereby requests that the Company’s stockholders increase the maximum number of authorized directors from ten (10) directors to twelve (12) directors. Specifically, the Board of Directors hereby requests that the Company’s stockholders approve the following amendment to the Bylaws (the “Bylaws Amendment Proposal”):

“The first sentence of Section 3.2 of the Company’s By-Laws shall be amended and restated as follows:
‘The authorized number of directors shall be no fewer than six (6) and no more than twelve (12).’”
The Bylaws Amendment Proposal will not affect the Board of Director’s ability to fix the authorized number of directors within the authorized range, nor will it affect the requirement that the Company obtain an affirmative vote of at least a majority of the voting power of all of the then-outstanding shares of the voting stock of the Company entitled to vote to change the authorized number of directors (except to fix the authorized number of directors within the range).
The Board of Directors believes that increasing the maximum size of the Board of Directors is in the best interests of the Company and its stockholders. The Board of Directors believes that the Bylaws Amendment Proposal will allow for more diverse perspectives on the Board of Directors and will enhance the overall collective effectiveness of the Board of Directors. This increase will allow all 12 individuals nominated by the Corporation Board to serve as directors on the Board of Directors.
As noted in Proposal No. 1., if the Bylaws Amendment Proposal is approved, the Board of Directors has nominated Patrick Walsh to serve as an additional Class 1 director and Joshua E. Schechter to serve as an additional Class 2 director, in each case, to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE BYLAWS TO INCREASE THE MAXIMUM SIZE OF THE COMPANY’S BOARD OF DIRECTORS TO 12 DIRECTORS.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 30, 2021, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending May 25, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees Paid to Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 31, 2020 and May 26, 2019.

Fee Category	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$2,586,000	$1,973,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,586,000	$1,973,000

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed by the Company with the SEC and investigations relating to potential environmental and Foreign Corrupt Practices Act compliance matters associated with regulatory permitting at the Company's guacamole manufacturing plant in Mexico.
Audit Committee Pre-Approval Policies
The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date. The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.
Required Vote
The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting or by proxy and voted on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 30, 2021.

PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Compensation Discussion and Analysis within Executive Compensation and Related Information of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal year 2020 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.”

We urge stockholders to read the Compensation Discussion and Analysis within Executive Compensation and Related Information of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables, directly following the Compensation Discussion and Analysis, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, reward and retain talented officers and embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short- and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s strategies and objectives as a whole, while the short- and long-term incentive compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Our annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our executive officers’ annual cash incentive awards are determined based on objective performance criteria. The Company’s current practice with respect to long-term incentive compensation is to grant our named executive officers primarily stock options, but occasionally restricted stock units as well. This mixture is designed to provide a balance between the goals of increasing the price of our Common Stock and aligning the interests of our executive officers with those of our stockholders (as stock options only have value if our stock price increases after the option is granted) and encouraging retention of our executive officers. Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

At the 2019 annual meeting of stockholders, 98% of votes cast expressed support for our compensation policies and practices, and we believe our program continues to be effective.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

Composition
The Audit Committee of the Board of Directors consists of the four directors whose names appear below and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect. In addition, the Board of Directors has determined that Ms. Pankopf is an audit committee financial expert, as defined by the rules and regulations of the SEC.
Responsibilities
The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director’s oversight of the preparation of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.
Review with Management and Independent Auditors
The Audit Committee held four meetings during fiscal year 2020. The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 31, 2020 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 31, 2020 with management and the Company’s independent registered public accounting firm.
The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Summary
Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2020, as filed with the SEC.
This report is submitted by the Audit Committee.
Tonia Pankopf (Chairperson)
Katrina L Houde
Charles Macaluso
Catherine A. Sohn, Pharm.D.

The foregoing report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees
The Board of Directors held a total of nine meetings during the fiscal year 2020. Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2020. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors which was reviewed and updated as appropriate in fiscal year 2020. The charter for each of the committees is available on the Company’s website (www.landec.com). The Board of Directors also has an ad hoc Food Innovation Committee. It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders. All members of the Board of Directors attended our 2019 Annual Meeting of Stockholders.
The Audit Committee currently consists of Ms. Pankopf (Chairperson), Dr. Sohn, Ms. Houde, and Mr. Macaluso. In the determination of the Board of Directors, each of Ms. Pankopf, Dr. Sohn,and Ms. Houde and Mr. Macaluso meets the independence requirements of the SEC and The Nasdaq Stock Market, LLC (“NASDAQ”), including the heightened independence requirements for audit committee membership pursuant to SEC requirements. The Board of Directors has also determined that Ms. Pankopf is an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm, approving the services performed by the independent registered public accounting firm and reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The Audit Committee is also responsible for administering our Related Party Transaction Policy, and reviewing and approving all such related party transactions. The Audit Committee held four meetings during fiscal year 2020. Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviews the charter annually for changes.
The Compensation Committee currently consists of Ms. Carosella (Chairperson), Mr. Barbarosh, Mr. Obus, and Dr. Sohn. In the determination of the Board of Directors, each of Ms. Carosella, Mr. Barbarosh, Mr. Obus, and Dr. Sohn meets the current independence requirements of the SEC and NASDAQ. The function of the Compensation Committee is to review and set the compensation of the Company’s CEO and certain of the Company’s most highly compensated officers, including salary, bonuses and other cash incentive awards, and other forms of compensation, and to administer the Company’s stock plans and approve stock equity awards. The Compensation Committee held eight meetings during fiscal year 2020.
The Nominating and Corporate Governance Committee currently consists of Mr. Powell (Chairperson), Mr. Frank, Mr. Obus, and Ms. Pankopf, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for election as officers and directors of the Company and oversee the Company’s corporate governance policies and to lead the annual self-evaluation of the Board of Directors. The Nominating and Corporate Governance Committee held three meetings during fiscal year 2020.
The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees, and stockholders. Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, Brian McLaughlin, and providing the candidate’s name, biographical data, and qualifications. The Company does not have a formal policy regarding the consideration of director candidates recommended by stockholders. The Company believes this is appropriate because the Nominating and Corporate Governance Committee evaluates any such nominees based on the same criteria as all other director nominees. In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experience and background that adds depth and breadth to the overall character of the Board of Directors. The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board of Directors, and it seeks to include Board members with diverse backgrounds and experiences. Further criteria include the candidates’ integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

The Food Innovation Committee currently consists of Ms. Carosella (chairperson) and Ms. Houde, who in the determination of the Board of Directors, both meet the current independence requirements of the SEC and NASDAQ. The function of the Food Innovation Committee is to provide advice and make recommendations to the Board and to management with regard to food management, including new agricultural techniques, plant optimization strategies and new product development insights. The function of the Food Innovation Committee further entails making possible changes to current practices within the Company’s food business and making recommendations concerning new areas for the Company to pursue. The Food Innovation Committee held no formal meetings during fiscal year 2020.
The Lifecore Innovation Committee ceased on October 16, 2019 and consisted of Dr. Sohn (chairperson), Mr. Frank, and Mr. Powell, each whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The function of the Lifecore Innovation Committee was to provide advice and make recommendations to the Board of Directors and to management with regard to biomaterials management, including new biomaterial techniques, plant/equipment optimization strategies and new product development insights. The Lifecore Innovation Committee also looked at making changes to current practices within the Company’s biomaterials business and making recommendations concerning new areas for the Company to pursue. The Lifecore Innovation Committee held no meetings during fiscal year 2020.
Corporate Governance
The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website. The website can be found at www.landec.com.
The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•All members of the Board of Directors, and all director nominees, are independent, other than Dr. Bolles;

•All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are independent;

•The independent members of the Board of Directors meet at each board meeting, and at least twice per year, in executive sessions without the presence of management. The Board of Directors has designated Mr. Andrew Powell as non-executive Chairman of the Board, who, among other duties, is responsible for presiding over executive sessions of the independent directors and setting the agenda for each board meeting with the CEO and with input from the independent directors;

•The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

•The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors. Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a report on Form 8-K.

Following a review of all relevant relationships and transactions between each director (including each director’s family members) and the Company, the Board has determined that each member of the Board or nominee for election to the Board, other than Dr. Bolles, is an independent director under applicable NASDAQ listing standards. Dr. Bolles does not meet the independence standards because he is currently an employee of the Company.

Leadership Structure of the Board of Directors
The Board of Directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the “Chairman”) and CEO in the way that it believes is in the best interests of the Company.
The Board of Directors believes that the appointment of Mr. Powell as non-executive Chairman allows the CEO, who also possesses significant business and industry knowledge, to lead and speak on behalf of both the Company and the Board of Directors, while also providing for effective independent oversight by non-management directors through a non-executive Chairman.
At each Board of Directors meeting, the non-executive Chairman presides over an executive session of the non-management directors without the presence of management. The non-executive Chairman also may call additional meetings of the non-management directors as he deems necessary.
The Board of Directors also adheres to sound corporate governance practices, as reflected in the Company’s corporate governance policies, which the Board of Directors believes has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its stockholders.
Stockholder Communications
Our Board of Directors welcomes communications from our stockholders. Stockholders and other interested parties may send communications to the Board of Directors, or the independent directors as a group, or to any director in particular, including the Chairman, Chief Financial Officer, Landec Corporation, 2811 Airpark Drive, Santa Maria, CA 93455. Any correspondence addressed to the Board of Directors or to any one of our directors will be promptly forwarded to the addressee. The independent directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.
Oversight of Risk Management
The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the Company’s independent registered public accounting firm, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the Company’s independent registered public accounting firm and our internal auditor, together with management’s response. Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.
Our management also reviewed with our Compensation Committee the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on the Company, and whether it would recommend any changes to the Company’s compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Board of Directors has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
The Board of Directors has adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover the portion of such compensation that was based on the erroneous financial data.
The Board of Directors has also evaluated privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of its customers and suppliers. Based on this review, the Board of Directors has determined that such risks are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation

The Committee is composed of Ms. Carosella (Chairperson), Mr. Barbarosh, Mr. Obus, and Dr. Sohn. Before his election as President and CEO, Dr. Bolles also served as a member of the Committee. During fiscal year 2020, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Committee. None of the Committee’s current members has at any time been an officer or employee of Landec. None of Landec’s executive officers currently serve, or in the past fiscal year have served, as members of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Committee.

Cooperation Agreement with Legion Partners
On August 21, 2020, we entered into a Cooperation and Support Agreement with Legion Partners. Pursuant to the Cooperation Agreement, we agreed, among other things, to nominate Mr. Schechter to the Board of Directors at the Annual Meeting, and, if elected, to appoint Mr. Schechter to the Nominating and Corporate Governance Committee.
The Cooperation Agreement requires, at the Annual Meeting, Legion Partners to vote all of their beneficially owned shares of our common stock in favor of the election of directors nominated by the Board of Directors, against any proposals to remove such directors, against any nominees that have not been recommended by the Board of Directors, and in favor of the Bylaws Amendment. In addition, the Cooperation Agreement provides for certain “standstill” provisions that restrict Legion Partners, its affiliates and certain of its representatives from, among other things, engaging in any solicitation of proxies or written consents with respect to the voting securities of the Company or acquiring any securities of the Company that would result in Legion Partners having beneficial ownership of more than 15.0% of our common stock. The standstill provisions expire thirty days prior to the deadline for the submission of stockholder nominations for directors for the 2021 Annual Meeting. The Cooperation Agreement will also automatically terminate if the Company enters into a definitive agreement for a transaction that would constitute a Change of Control (as defined in the Cooperation Agreement).
If Legion Partners submit to us a notice of nomination or business proposal prior to the expiration of the standstill, Mr. Schechter will tender his resignation, which the Board of Directors may elect to accept.
Mr. Schechter is not affiliated with Legion Partners and, if elected, will serve on the Board of Directors as an independent director.
Compensation of Directors

The following table sets forth compensation information for the fiscal year 2020 for each member of our Board of Directors who was not an executive officer during fiscal year 2020. Dr. Bolles, our President and CEO, does not receive any compensation for his service on the Board of Directors.

Name	Fee Earned or Paid in Cash (1)	Stock Awards (2)	Other	Total
Craig A Barbarosh (3)	$59,542	$50,000	$—	$109,542
Deborah Carosella	$79,792	$80,000	$—	$159,792
Frederick Frank	$59,167	$80,000	$—	$139,167
Katrina L. Houde (3)	$46,250	$67,000	$—	$113,250
Charles Macaluso (3)	$35,000	$50,000	$—	$85,000
Nelson Obus	$74,042	$80,000	$—	$154,042
Tonia Pankopf	$85,917	$80,000	$—	$165,917
Andrew Powell	$122,792	$80,000	$—	$202,792
Catherine A. Sohn, Pharm.D.	$75,208	$80,000	$—	$155,208
Robert Tobin (4)	$22,917	$—	$—	$22,917
(1)Includes amounts (if any) deferred pursuant to the Company's Nonqualified Deferred Compensation Plan, the terms of which are described under “Nonqualified Deferred Compensation Plan” below.

(2)The Company’s current compensation policy provides for each member of the Board of Directors to receive an annual restricted stock unit (“RSU”) award. On October 15, 2019, the annual RSU award was increased from $60,000 to $80,000 retroactive to the beginning of fiscal year 2020 to better align with the market.
(3)Ms. Houde was elected to Board or Directors on August 5, 2019 while Mr. Barbarosh and Mr. Macaluso were elected to the Board of Directors on October 16, 2019. These directors' cash fees and RSU grants are pro-rated from their elections through May 31, 2020.
(4)Mr. Tobin retired on October 16, 2019.
As of May 31, 2020, the aggregate number of shares subject to outstanding RSU awards held by the members of the Board of Directors was: Mr. Barbarosh - 5,501 shares; Ms. Carosella - 2,200 shares; Mr. Frank - 2,200 shares; Ms. Houde 7,334 shares; Mr. Macaluso - 5,501; Mr. Obus - 2,200 shares; Ms. Pankopf - 2,200 shares; Mr. Powell - 2,200 shares; and Dr. Sohn - 2,200 shares.
The 2020 annual cash retainer fees paid to non-employee directors of the Company are detailed in the following table:

Annual Cash Retainer for	Annual Retainer Fees paid
Non-employee Director	$50,000
Audit Committee	$10,000
Food Innovation Committee	$10,000
Lifecore Innovation Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000

In addition to the annual cash retainers paid to members of the committees as described above, for fiscal year 2020, the Company paid annual retainers to each of the chairs of the committee as shown below. In addition, the Chairman of the Board received a separate annual retainer equal to the amount indicated in the table below:

Annual Cash Retainer for	Annual Retainer Fees paid
Chairman of the Board	$55,000
Audit Committee Chair	$20,000
Food Innovation Committee Chair	$20,000
Lifecore Innovation Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Chair	$10,000
Consistent with the general industry trend toward fixed-value RSU awards, each non-employee director receives an annual RSU award with a fair market value of $80,000, based on the fair market value of the Company’s Common Stock on the date of the grant, vesting on the first anniversary of the date of grant.
Each director is reimbursed for reasonable out-of-pocket expenses incurred by a director to attend Board of Directors meetings, committee meetings or stockholder meetings in his or her capacity as a director.
Stock Ownership Requirement
The Board of Directors has determined that ownership of the Company’s Common Stock by officers and directors promotes a focus on long-term growth and aligns the interests of the Company’s officers and directors with those of its stockholders. As a result, the Board of Directors has adopted stock ownership guidelines stating that the Company’s non-employee directors and its executive officers should maintain certain minimum ownership levels of Common Stock. Under these guidelines, each non-employee director of the Company is expected to maintain ownership of Common Stock having a value of at least three times the amount of the annual cash retainer paid for service as a non-employee director. For purposes of the guidelines, the value of a share of Common Stock is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired, or the vesting date in the case of RSUs.
Newly-elected directors have five years from the date they are elected to meet these guidelines. In the event a non-employee director’s cash retainer increases, he or she will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, directors are required to retain

50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.

Executive Officers of the Company
The following sets forth certain information with regard to each named executive officer and each executive officer of the Company for fiscal year 2020. Ages are as of August 17, 2020.
Dr. Albert Bolles (age 62) has served as the Company’s President and CEO since May 23, 2019. Prior to becoming President and CEO, Dr. Bolles was a member of the Board of Directors, Chairman of the ad hoc Food Innovation Committee and a member of the Company's Compensation Committee and Nominating and Corporate Governance Committee. Prior to his retirement in 2015 from ConAgra, Dr. Bolles most recently served as Executive Vice President, Chief Technology & Operations Officer. Prior to this role, Dr. Bolles was Executive Vice President, Research, Quality and Innovation for ConAgra, championing the development and execution of multiple new and improved products, realizing incremental growth for ConAgra Foods and a facilitating a multi-year pipeline to sustain and advance growth further. Prior to joining ConAgra in 2006, Dr. Bolles served as Vice President, Worldwide R&D for PepsiCo Beverages and Foods, responsible for global R&D leadership for beverages (Pepsi, Gatorade, and Tropicana) and Quaker Foods including product, process, package and sensory R&D, Nutrition, Quality, and Scientific & Regulatory Affairs. His prior employment was with Gerber Foods for over 8 years with his last role being its R&D Director, overseeing infant and toddler global research and development. Dr. Bolles currently serves on the Board of Directors at SunOpta, Inc. and Arcadia Biosciences, Inc.
Brian F. McLaughlin (age 66) has been the Chief Financial Officer and Secretary of the Company since March 19, 2020. Prior to that he was Chief Financial Officer of Curation Foods (formerly Apio, Inc.), a natural foods company, since August 2015. Mr. McLaughlin was Chief Financial Officer for Organicgirl from 2010 until August 2015. Prior to that he was Chief Financial Officer for EuroFresh Farms from 2008 until 2009, and Chief Financial Officer for Driscoll’s, Inc. from 2006 until 2007. From 1996 until 2006, Mr. McLaughlin served as Chief Financial Officer of Fresh Express, Inc. Prior to joining Fresh Express as Chief Financial Officer, Mr. McLaughlin spent 19 years in commercial banking, the majority of which was spent in corporate middle market and real estate development debt restructurings.
Dawn Kimball (age 59) has been the Chief People Officer and a Senior Vice President of the Company since October 14, 2019. Ms. Kimball has over 20 years of human resources experience and prior to joining the Company was the Vice President of Enterprise Learning Solutions and Talent Management for Charles Schwab & Company, a financial services company, from December 2011 until March 2017. Ms. Kimball also has business line experience as the Vice President of Food & Food Development at Williams-Sonoma, Inc. Earlier in her career she implemented the human resources function for multiple start-up organizations.
James G. Hall (age 57) has been a Vice President of the Company and President of Lifecore since June 2017. At Lifecore, Mr. Hall served as Vice President and General Manager from July 2013 to June 2017; Vice President of Operations from 2006 to 2013; Director of Manufacturing Operations and Engineering from 2001 to 2006; and the Manager of Engineering and Operations from 1999 to 2001. From 1995 until joining Lifecore in 1999, Mr. Hall was Manager of Pre-Clinical and Clinical supply for Protein Design Labs, a biotechnology company focusing on humanizing monoclonal antibodies. Prior to joining Protein Design Labs in 1995, Mr. Hall held various engineering positions within Lifecore beginning in 1989. Mr. Hall has over 29 years of pharmaceutical and combination product manufacturing and development experience.
Timothy Burgess (age 57 ) has been a Vice President of the Company and Senior Vice President of Supply Chain with Curation Foods since May 28, 2019. Prior to joining Curation Foods, Mr. Burgess was Vice President Global Manufacturing from February 2018 until March 2019 at Trident Seafood, the largest privately held seafood company in the United States. From March 2006 to February 2018 Mr. Burgess served as Vice President of Supply Chain APAC for Mead Johnson Nutrition, a pediatric nutrition company based in Singapore. Earlier in his career Mr. Burgess was plant manager for Dannon and Basic Vegetable Products.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 17, 2020 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Landec Corporation, 2811 Airpark Drive, Santa Maria, CA 93455.
The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

	Shares Beneficially Owned
Name	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Holders of more than 5% of our Common Stock
Legion Partners Asset Management, LLC	2,866,340	(2)	9.80%
Wynnefield Capital, Inc	2,682,400	(3)	9.17%
Russell Investments Group, Ltd.	2,591,554	(4)	8.86%
Dimensional Fund Advisors LP	2,431,533	(5)	8.32%
Blackrock, Inc	2,011,711	(6)	6.88%
The Vanguard Group	1,619,102	(7)	5.54%

Non-Employee Directors and Nominees:
Craig A. Barbarosh	5,501	(8)	*
Deborah Carosella	21,226	(9)	*
Jeffrey Edwards	—		*
Frederick Frank	68,224	(10)	*
Katrina L. Houde	7,334	(11)	*
Charles Macaluso	5,501	(12)	*
Nelson Obus	2,911,415	(13)	9.96%
Tonia Pankopf	44,237	(14)	*
Andrew Powell	12,115	(15)	*
Joshua E. Schechter	—		*
Catherine A. Sohn, Pharm.D.	38,707	(16)	*
Patrick Walsh	—		*

Named Executives
Albert D. Bolles, Ph.D.	97,702	(17)	*
Brian F. McLaughlin	104,511	(18)	*
James G. Hall	146,338	(19)	*
Timothy P. Burgess	5,100		*
Dawn Kimball	9,975	(20)	*
All current directors, director nominees and executive officers as a group (17 persons)	3,477,886	(21)	11.89%
* Less than 1%
(1)As of August 17, 2020, 29,241,889 shares of Common Stock were issued and outstanding. Percentages are calculated with respect to a holder of options exercisable within 60 days after August 17, 2020 as if such holder had exercised his options. Options held by other holders are not included in the percentage calculation with respect to any other holder.

(2)Information is based on a Schedule 13D/A filed by Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond White (the “Legion Investors”) on June 22, 2020, and is as of June 18, 2020. According to the Schedule 13D/A, (i) Legion Partners, L.P. I, has shared voting and shared dispositive power over 2,736,667 shares of the Company’s common stock; (ii) Legion Partners, L.P. II, has shared voting and shared dispositive power over 129,473 shares of the Company’s common stock; and (iii) each of Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond White has shared voting and shared dispositive power over 2,866,340 shares of the Company’s common stock. The address for each of the Legion Investors is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.
(3)This information is based on a Schedule 13D/A filed by Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Capital, Inc. Profit Sharing Plan (“Wynnefield Plan”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”) and Nelson Obus and Joshua H. Landes (collectively, the “Wynnnefield Investors”) on May 24, 2018, and is as of May 22, 2018. According to the Schedule 13D/A, (i) Wynnefield Partners I has sole voting and sole dispositive power over 1,242,270 shares of the Company’s common stock; (ii) Wynnefield Partners has sole voting and sole dispositive power over 782,410 shares of the Company’s common stock; (iii) Wynnefield Offshore has sole voting and sole dispositive power over 567,519 shares of the Company’s common stock; (iv) Wynnefield Plan has sole voting and sole dispositive power over 90,201 shares of the Company’s common stock; (v) WCM has sole voting and sole dispositive power over 2,024,680 shares of the Company’s common stock; (vi) WCI has sole voting and sole dispositive power over 567,519 shares of the Company’s common stock; and (vii) each of Nelson Obus and Joshua H. Landes has shared voting and shared dispositive power over 2,592,199 shares of the Company’s common stock. The address for each of the Wynnefield Investors is 450 Seventh Avenue, Suite 509, New York, New York 10123.
(4)This information is based on a Schedule 13G filed by Russell Investments Group, Ltd. (“Russell Investments”) on February 12, 2020, and is as of December 31, 2019. According to the Schedule 13G, Russell Investments has sole voting and shared dispositive power over 2,591,554 shares of the Company’s common stock. The address for Russell Investments is 1301 Second Ave., Suite 1800, Seattle, WA 98101.
(5)This information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 12, 2020, and is as of December 31, 2019. According to the Schedule 13G/A, Dimensional Fund has sole voting power over 2,343,604 shares of the Company’s common stock, and sole dispositive power over 2,431,533 shares of the Company’s common stock. The address for Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(6)This information is based on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) on February 5, 2020, and is as of December 31, 2019. According to the Schedule 13G/A, Blackrock has sole dispositive power over 2,011,711 shares of the Company’s common stock, and sole voting power over 1,945,346 shares of the Company’s common stock. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.
(7)This information is based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 12, 2020, and is as of December 31, 2019. According to the Schedule 13G/A, Vanguard has sole voting power over 23,949 shares of the Company’s common stock, shared voting power over 26,800 shares of the Company’s common stock, sole dispositive power over 1,569,853 shares of the Company’s common stock, and shared dispositive power over 49,249 shares of the Company’s common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(8)This number includes 5,501 shares subject to outstanding RSUs vesting within 60 days after August 17, 2020.
(9)This number includes 2,200 shares subject to outstanding RSUs vesting within 60 days afterAugust 17, 2020.
(10)This number includes 2,200 shares subject to outstanding RSU's vesting within 60 days after August 17, 2020.
(11)This number includes 7,334 shares subject to outstanding RSU's vesting within 60 days after August 17, 2020.
(12)This number includes 5,501 shares subject to outstanding RSU's vesting within 60 days after August 17, 2020.
(13)This number includes 2,911,415 shares reported on Form 13F filed by Wynnefield Capital, Inc. showing such beneficial owner's holdings as of June 30, 20. Mr. Obus is a General Partner of Wynnefield Capital, Inc. This number also includes shares subject to outstanding 2,200 RSUs vesting within 60 days after August 17, 2020.
(14)This number includes2,200 shares subject to outstanding RSU's vesting within 60 days after August 17, 2020.
(15)This number includes2,200 shares subject to outstanding RSU's vesting within 60 days after August 17, 2020.
(16)This number includes2,200 shares subject to outstanding RSU's vesting within 60 days after August 17, 2020.

(17)This number includes 71,550 shares subject to outstanding stock options exercisable within 60 days after August 17, 2020.
(18)This number includes 89,979 shares subject to outstanding stock options exercisable within 60 days after August 17, 2020.
(19)This number includes 117,187 shares subject to outstanding stock options exercisable within 60 days after August 17, 2020.
(20)This number includes 9,975 shares subject to outstanding stock options exercisable within 60 days after August 17, 2020.
(21)This number includes an aggregate of 3,477,886 shares held by executive officers, directors and director nominees that are subject to outstanding stock options exercisable within 60 days after August 17, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal 2020 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information.

The following executive officers constituted our Named Executive Officers throughout the past fiscal year:

Dr. Albert Bolles	President and CEO

Brian McLaughlin (1)	Vice President of Finance and Administration, and Chief Financial Officer

Gregory S. Skinner (1)	Former Executive Vice President of Finance and Administration, and Chief Financial Officer

James G. Hall	Vice President of the Company and President of Lifecore

Timothy Burgess	Vice President of the Company and Senior Vice President of Supply Chain of Curation Foods

Dawn Kimball	Senior Vice President of Human Resources, Chief People Officer
(1)Mr. Skinner separated from the Company on January 8, 2020. On January 8, 2020, Mr. McLaughlin, who had previously served as the CFO of Curation Foods’, became Interim CFO of the Company, and on March 19, 2020 became the CFO of the Company.

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Establishing Executive Compensation	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I.  Executive Summary
Strategy
The Company’s strategy is to maximize the value of our business portfolio by improving operating margins at Curation Foods, and investing in growth to drive momentum at Lifecore while driving profitable growth across the organization with consumer insights driven innovation. Each of our business segments are in different life stages and are have clear strategic priorities.
Lifecore
Lifecore is the Company’s FDA Approved CDMO business, which is focused on driving profitable growth with product development and manufacturing of sterile injectable products. Lifecore seeks to expand its presence in the CDMO marketplace by partnering with biopharmaceutical and biotechnology companies to bring their unique therapies to market. Lifecore’s goal of continuing success will be to execute on its three strategic priorities:
1) Managing Business Development Pipeline: Accelerate product development activities for small and large biopharmaceutical and biotechnology companies in various stages of the product lifecycle, spanning clinical development stage to commercialization, which aligns with the business’ overall product development strategy.

2) Maximizing Capacity: Meet customer demand by maximizing capacity in the syringe and vial multi-purpose filler production line to significantly increase the number of products produced.
3) Advancing Product Commercialization: Continue to seek out opportunities to advance customers’ late-stage product development activities by supporting their clinical programs and commercial process scale-up activities.
Curation Foods
Curation Foods, the Company’s natural food business, is focused on transforming its business to improve operational performance. The Company launched Project SWIFT which aims to strengthen Curation Foods by simplifying the business. The Company believes that the decisive actions of Project SWIFT will help improve the Company’s operating cost structure, enhance profitability, and strengthen its balance sheet with an overall aim to deliver long-term value to shareholders. Curation Foods intends to continue to deliver high levels of product quality and safety, while successfully executing on its customer, grower, and partner commitments. Project SWIFT will continue to be implemented throughout fiscal 2021, with three strategic priorities designed to improve Curation Foods’ overall financial performance and profitability:
1) Network & Operational Optimization: Streamline the organization to maximize efficiency and productivity by continuous improvement in plant operations with lean manufacturing practices. This included the consolidation and centralization of Curation Foods various offices into its Innovation Center headquarters in Santa Maria, California in fiscal 2020.
2) Focus on Strategic Assets: Simplify the business by divesting non-core assets. In fiscal 2020 the Company initiated the strategic sale process of the Company’s Ontario, California salad dressing manufacturing facility, which had yet to become operational and a review of strategic options for of its legacy core vegetable bag and tray business. In June 2020 the Company began exploring opportunities for the planned divestiture of its underutilized Hanover manufacturing facility.
3) Organizational Redesign: Redesigning the organization so that it is the appropriate size for the Company’s future direction. In fiscal 2020, the Company focused on redesigning strategic initiatives, developed and elevated internal talent and reduced overall headcount to improve efficiencies.
Our compensation program has been structured by the Compensation Committee (the “Committee”) of the Board of Directors to reward and incentivize executives to create long-term, sustainable stockholder value growth through a focus on corporate, business unit, and individual achievement. The performance metrics used, and the targets set, reflect our updated business strategy. Highlights of our fiscal year 2020 compensation program include:
•Simplified the long-term incentive (LTI) compensation mix
The Committee re-structured the equity compensation component of the long-term incentive plan to primarily include stock options, in order to align with shareholder value creation without the complexity of setting goals during the multi-year transformation period. The Company views options as performance-based because they do not deliver value to the holder without an increase in the stock price.
•Continued use of a short-term incentive (STI) compensation program
Our short-term incentive program is designed to focus our executives on the achievement of annual short-term objectives which we believe will drive the delivery of enhanced stockholder value over the long term. At Lifecore, 100% of the annual cash incentive award was based on achieving established targets for revenue and operating income for the business. Lifecore met it's revenue and operating income targets and did earn a bonus in fiscal year 2020. At Curation Foods and for employees tied to Landec Corporate (including the CEO and CFO), the fiscal year 2020 annual cash incentive award was based on the Company achieving a minimum Adjusted EBITDA level of $39.9 million until the pool reaches its cap of 150% of the established target bonus levels for all plan participants. Although significant progress was made to transform Curation, as the EBITDA targets were not met, no bonuses were paid out to the respective executives consistent with our intent to align executive compensation with shareholders’ interests.
•Revised peer group for fiscal year 2020
We made changes in fiscal year 2019 to our peer group to better reflect the evolution and transformation of Landec’s two businesses. In fiscal year 2020, we further refined the peer group to better align according to size and market capitalization.
•Continued strong stockholder support for our pay program
At the annual meeting of the stockholders held in 2019, once again, we received very strong support (over 98%) for our say-on-pay proposal. Our Committee believes this reflects stockholders’ support for our pay-for-performance philosophy and practice.

Components of Our Compensation Program

The Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of overall Landec and business line performance that the Board believes are central to delivering long-term stockholder value.

Base Salary
Base salaries are set to be competitive to the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Committee judges that a change is warranted due to changes in an executive officer’s responsibilities, demonstrated performance or relevant market data

Short-Term Incentives
Funding of the fiscal year 2020 annual cash incentive pool for Landec corporate executives and Curation employees was dependent upon the Company exceeding $39.9 million of consolidated Adjusted EBITDA for the fiscal year. The maximum payout, is 150% of their target bonus for all plan participants.. The Lifecore annual cash incentive award plan is based on achieving established targets for Lifecore revenues and operating income.

Long-Term Incentives
Long-term equity awards provide an incentive to executives to increase long-term stockholder value, while also providing a retention vehicle for our executives. While restricted stock units were awarded to certain Named Executive Officers during fiscal year 2020, the Committee re-structured the equity component of the long-term incentive plan to primarily include stock options, because it views the inherent requirement to increase stock price in order to realize value as performance based and aligned with Landec's transformation plan.

Compensation Governance Practices
Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

Best Practices We Employ
Long-term focus. The majority of our executive compensation is tied to long-term performance.
Equity Ownership Guidelines. We have robust equity ownership guidelines of 5x salary for our CEO and 3x salary for other executive officers.

Equity Holding Requirements. We have implemented holding requirements for executives wherein each executive must retain at least 50% of equity granted until minimum share ownership requirements are achieved.

Clawback Policy. We have implemented a strong recoupment, or “clawback” policy, to recover incentive compensation in the event of certain restatements of the financial results of the Company.
No Excessive Benefits. Other than participation in benefit plans offered to all of our employees, we offer no other benefits to our executive officers.
No Section 280G Gross-ups. None of our executive officers are entitled to an excise tax gross-up of the payments received in connection with a change in control.
Director Independence. The Committee is made up entirely of independent directors.
Independent Compensation Consultant. The Committee retains an independent compensation consultant to advise on our executive compensation programs and practices.
Risk Assessment. We conduct an annual risk assessment of the compensation program.

Say on Pay Voting Results

At the 2019 annual meeting of stockholders, our say-on-pay proposal received strong support, garnering support from over 98% of votes cast. This is consistent with the voting results of 2018, 2017 and 2016, which had support levels of 98%, 96% and 98%, respectively. The Committee is pleased with these results and believes they reflect stockholders support for our past executive compensation philosophy, policies and programs.

II.  Compensation Philosophy and Objectives

Landec’s compensation program is intended to meet three principal objectives:

1)attract, retain and reward officers and other key employees;
2)motivate these individuals to achieve the Company’s short-term and long-term strategic goals; and
3)align the interests of our executives with those of our stockholders.
The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company and its subsidiaries, such as the effects of weather-related disruptions and competitive pressures, with incentives to achieve our long-term goal of increasing profitability in our food and biomaterials businesses by creating innovative products that support people’s individual health and wellness goals.
The above policies guide the Committee in assessing the proper allocation among base salary, short term incentive compensation and long-term incentive compensation. Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.
III.  Establishing Executive Compensation
Landec’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with applicable NASDAQ and SEC rules. The Committee operates under a written charter adopted by our Board of Directors. A copy of the Committee’s charter is available at www.landec.com.
In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Committee takes into consideration a number of objective factors related to Landec’s performance, such as earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as the competitive practices among its peer group. The Committee evaluates the Company’s financial and strategic performance in the context of determining compensation as well as the individual performance of each Named Executive Officer.
The Committee meets regularly to review overall executive compensation. The Committee also meets with Landec’s President and CEO and other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives and other employees. The CEO makes recommendations to the Committee on the base salary, annual cash incentive targets and equity compensation for the executive team and other employees, but not for herself or himself. The Committee, however, has the ultimate responsibility for determining executive compensation.
Role of the Compensation Consultant
For fiscal year 2020, the Committee retained Frederic W. Cook & Co, (“FW Cook”) to provide consulting services to the Committee, including advice on the compensation philosophy, incentive plan designs, executive compensation analysis, and CD&A disclosure, among other compensation topics. FW Cook provides no services to the Company other than consulting services provided to the Committee.
The Committee has conducted a specific review of its relationship with FW Cook and determined that FW Cook’s work for the Committee does not raise any conflicts of interest. FW Cook’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and NASDAQ.
IV.   Compensation Competitive Analysis
Our Committee uses peer group information to provide context for its compensation decision-making for our executive officers. The Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed. In an effort to reflect that both Curation Foods and Lifecore play a role in the Company's performance, the peer group has been adjusted and simplified over the years, with peers in both the life sciences and agriculture/food industries to reflect the Company's labor market and similar investments for shareholders.
Fiscal Year 2020 Peers
To assist in determining compensation for fiscal year 2020, FW Cook helped the Committee to confirm the companies similar to Landec with respect to sector, market capitalization and revenue to provide a broad perspective on competitive pay levels and practices.
•Sector: Healthcare, consumer staples, contract development and manufacturing organizations, and excluding companies within the chemical industry.
•Revenue: Revenue between $100 million and $1.4 billion, viewed as reasonable and the size from which Landec (at $590 million in annual revenues) may recruit executives.
•Market Capitalization: Range between $250 million and $4.40 billion in the prior fiscal year, which is approximately 0.9x to 15x Landec’s 2020 market capitalization, which was viewed as understated during the transformation.

Using these criteria, the Committee determined that the following 12 companies comprised the Company's 2020 peer group:

Anika Therapeutics	John B. Sanfilippo & Son
Calavo Growers	Lancaster Colony
Cal-Maine Foods (reinstated)	Limoneira
CryoLife	Seneca
Farmer Bros.	SunOpta
J&J Snack Foods	Surmodics

One peer was reinstated from the fiscal year 2018 peer group. We removed the following three peers that were used in the fiscal year 2019 peer group because they were either viewed as too large or had been acquired: The Simply Good Foods Company, Lantheus, and Medpace.
Peer group data is gathered with respect to base salary, bonus targets and all equity and non-equity awards (including stock options, performance shares, restricted stock and long-term, and cash-based awards).
The Committee does not benchmark compensation to a particular level, but rather uses competitive market data as one reference point among several when determining appropriate pay levels. On an overall basis, Landec’s goal is to target total compensation for Named Executive Officers at a level that is competitive with the 50th percentile within the selected peer group for the Named Executive Officers, but other important considerations include each executive's particular experience, unique and critical skills, scope of responsibilities, proven performance, succession management and retention considerations, and the need to recruit new executives. The Committee analyzes base pay, target cash compensation and target total direct compensation within this broader context.
V.  Elements of Compensation
As outlined above, there are three major elements that comprise Landec’s compensation program: (i) base salary; (ii) annual cash incentive opportunities; and (iii) long-term incentives, in the form of stock options, RSU awards, and performance-based RSUs (although no performance based RSUs where issued in fiscal year 2020).
Base Salaries
The base salaries of executive officers are set at levels intended to be competitive with those companies in our peer group with which we compete for executive talent. In determining base salary, the Committee also considers factors such as:
•job performance
•skill set
•prior experience
•the executive’s time in his or her position with Landec
•internal consistency regarding pay levels for similar positions or skill levels within the Company
•external pressures to attract and retain talent, and
•market conditions generally.

Base salaries are not adjusted annually but are generally adjusted when the Committee judges that a change is warranted by a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.

In fiscal years 2020 and 2019, annual base salaries for our named executive officers were as follows:

Name	FY 2020	FY 2019	% Change
Albert D. Bolles, Ph. D.	$620,000	$620,000	—%
Brian F. McLaughlin (1)	$350,000	$285,000	23%
Gregory S. Skinner	$418,000	$380,000	10%
James G. Hall	$350,000	$293,600	19%
Timothy P. Burgess (2)	$325,000	$—	N/A
Dawn Kimball (2)	$300,000	$—	N/A

(1) Mr. McLaughlin became interim CFO in January 2020 and was named permanent CFO in March 2020. The amount shown is his salary upon being named permanent CFO, effective March 19, 2020.
(2) Mr. Burgess and Ms. Kimball became Named Executive Officers in fiscal year 2020.
Annual Cash Incentive Award Plan
Landec maintains an annual cash incentive award plan (the “Cash Incentive Award Plan”) for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. This plan is consistent with our overall pay-for-performance philosophy and our goal of attracting and retaining top level executive officers in the industry.
In keeping with our pay for performance philosophy, a portion of our executive’s annual compensation is “at risk” compensation. This has resulted in most of our Named Executive Officers not receiving any annual cash incentive award or only a portion of their targeted award in recent years.
Award targets are set as a percentage of base salary. Incentive award targets and ranges are typically set early in each fiscal year, together with specific criteria for corporate, business unit and sometimes, individual objectives. The overall corporate and business unit objectives are intended to be challenging but achievable. Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. Incentive award targets and criteria for executive officers are subject to approval by the Committee.
Fiscal Year 2020 Cash Incentive Award Plan
The Cash Incentive Award Plan for the fiscal year 2020 included financial objectives for the consolidated corporation and for the Lifecore subsidiary. The plan which applied to Landec corporate employees and the Curation Foods' employees was based Landec achieving a minimum level of consolidated Adjusted EBITDA, while the plan for Lifecore employees was based on its internally-developed business unit financial plan for the fiscal year. The 2020 Landec corporate and Curation Foods' plan was based on Landec exceeding a minimum consolidated Adjusted EBITDA level of $39.9 million and the 2020 Lifecore plan was based on established targets for revenues and operating income for the business unit.
For fiscal year 2020, the target cash incentive award was 100% of base salary for Mr. Bolles, and the other Named Executive Officers’ target incentive awards ranged from 50% to 80% of their base salary.

Performance Goals
In fiscal year 2020, performance measures were broken into two categories:

Corporate Financial goals: Adjusted EBITDA above a minimum threshold. We define Adjusted EBITDA as earnings before the fair market value change of the Company’s investment in Windset, interest expense, income tax expense, depreciation and amortization, certain restructuring and other non-recurring charges, and before impairment of goodwill and intangibles charges.
Lifecore: Target Lifecore revenues and operating income budget. The revenue goal was $85.5 million and the operating income goal was $21.2 million.

For Lifecore executives, financial goals are based on a matrix of revenues and controllable income goals for the Lifecore business. The Landec corporate (“Corporate”) and Curation Foods bonus formula was as follows:

1. Upon achievement of $39.9 million Adjusted EBITDA, the bonus pool begins to fund and 95% of next $1.0 million of Adjusted EBITDA funds into the Curation Foods and Corporate combined pool accrual.

2. Out of any Adjusted EBITDA in excess of $40.9 million is split 50%/50% between shareholders and the Curation Foods and Corporate employee bonus pool.

3. Curation Foods and Corporate employee bonus pool is capped at 150% of target bonus cost.

4. Curation Foods and Corporate bonus pool that is funded may be spent/allocated between all participants using discretion; and the ability to use discretion to allocate to individuals extends to both Curation Foods and Corporate (up to 150% of target).

5. The total target cost of the Curation Foods and the Corporate bonus pool is $2.6 million (with the maximum being $3.9 million, or 150% of target).

The Lifecore bonus matrix was as follows, expressed as a percent of target bonus (linear interpolation applied between points shown, and $s are in millions):

			Revenue
			$68.4	$77.0	$85.5	$94.1	$102.6	$111.2
		% Goal	80%	90%	100%	110%	120%	130%
Operating Income	$27.6	130%	200%	158%	175%	193%	210%	228%
	$25.5	120%	194%	135%	150%	165%	180%	195%
	$23.3	110%	189%	113%	125%	138%	150%	163%
	$21.2	100%	85%	90%	100%	110%	120%	130%
	$19.1	90%	45%	68%	75%	83%	90%	98%
	$17.0	80%	10%	45%	50%	55%	60%	65%

Fiscal Year 2020 Earned Incentives
Fiscal year 2020 actual Adjusted EBITDA performance for Landec was $22.0 million. Because this was below the $39.9 million minimum Adjusted EBITDA required under the fiscal year 2020 cash incentive plan for Landec Corporate and Curation Foods executives, no cash incentive awards were paid to Curation or Landec Corporate employees for fiscal year 2020.
Mr. Hall participated in the Lifecore cash incentive plan. Lifecore’s fiscal year 2020 revenue was $85.8 million and its fiscal year 2020 operating income was $19.3 million. This combined payout using the Lifecore bonus matrix was 78% of target, which is the amount of fiscal year 2020 cash incentive paid to Mr. Hall. the Committee discussed the fact that Lifecore's operating income was hurt by the COVID pandemic slowdown during Q4, but did not make any adjustments.
Based on the metrics and actual performance described above, the Named Executive Officers’ target incentive awards and actual amounts earned for fiscal year 2020 were as follows:

Name	Target as % of Base Salary	Target ($)	Actual Earned 2020 Incentive Award ($)
Albert D. Bolles, PhD	100%	$620,000	$—
Brian F. McLaughlin (1)	60%	$210,000	$—
Gregory S. Skinner	60%	$250,800	$—
James G. Hall (2)	80%	$280,000	$218,400
Timothy P. Burgess	50%	$162,500	$—
Dawn Kimball	50%	$150,000	$—

(1)With Mr. McLaughlin's promotion to CFO of the Company effective March 19, 2020 his target bonus increased from 50% to 60% of base salary.
(2)For fiscal year 2020, Mr. Hall is the only executive who earned a cash incentive. The Compensation Committee in its discretion determined that, in addition to the earned cash incentive, Mr. Hall would receive a 12% of base salary bonus in form of RSUs specifically, 3,574 RSUs that fully vest on the first anniversary of the grant date. The RSUs awarded where to make-up for the cash incentive missed as a result of the Q4 COVID slowdown.

Long-Term Incentive Compensation
Landec provides long-term incentive compensation through equity-based and cash-based awards intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value. At the same time, our long-term awards are designed to encourage officers to remain employed with Landec despite a competitive labor market in our industry.
Award Types
Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Equity-based awards historically took the form of stock options and RSUs. The RSUs typically vest on the third anniversary of the grant date. Stock option awards provide that one-third vests on the first anniversary of the grant date and then 1/36th per month thereafter. There were also awards of performance-based RSUs under the LTI plan prior to fiscal year 2020.
Landec grants stock options because they can be an effective tool for meeting Landec’s compensation goal of increasing long-term stockholder value. Employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price. Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock. RSUs can be an efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options.
In fiscal year 2020, the Committee primarily granted stock options because they are a simple way to ensure that executives realize a reward only in the event that shareholders experience stock price appreciation.
Equity Grants in Fiscal Year 2020
In general, long-term incentive awards granted to each executive officer are determined based on a number of qualitative factors, considered holistically, including an analysis of competitive market data, the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards.
During fiscal year 2020, the Committee granted time-based equity awards to our executive officers in the form of stock options and RSUs. The RSUs will vest on the third anniversary of the grant date and the stock options will vest as follows: one-third vests on the first anniversary of the grant date and then 1/36th per month thereafter.

Name	Stock Options (#)	RSUs (#)
Albert D. Bolles, Ph.D	100,000	—
Brian F. McLaughlin (1)	60,000	—
Gregory S. Skinner	—	—
James G. Hall	100,000	10,000
Timothy P. Burgess	—	17,500
Dawn Kimball		17,500
(1)Mr. McLaughlin's received an award of 25,000 options on January 7, 2020 while interim CFO and an award of 35,000 stock options upon being promotion to CFO permanently on April 1, 2020.

The award to Dr. Bolles, Mr. McLaughlin, Mr. Burgess, and Ms. Kimball had grant date fair values, as disclosed in the Summary Compensation Table, which were below the median of our peer group to reflect their payout potential and the fact that Landec market capitalization is lower than the median peer group market capitalization. The award to Mr. Hall had grant value, as disclosed in the Summary Compensation Table, which was slightly above the median of our peer group to reflect the importance of Lifecore to Landec’s future and his strong performance, particularly ensuring that the Lifecore business unit continued to remain and grow its profitability.

VI.  Additional Compensation Policies and Practices
Clawback Policy
In May 2014, the Board of Directors adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover that portion of such compensation that was based on the erroneous financial data. In determining whether to seek recovery of compensation, the Board of Directors or the Committee may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the executive officer was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup such compensation.
Transactions in Company Securities
Our insider trading policy prohibits employees and directors from engaging in any speculative or hedging transactions in our securities. We prohibit hedging transactions such as puts, calls, collars, swaps, forward sale contracts, and similar arrangements or instruments designed to hedge or offset decreases in the market value of our securities without the written permission of the Board of Directors.
Executive Stock Ownership Requirements
To promote a focus on long-term growth and to align the interests of the Company’s officers and directors with those of its stockholder, the Board of Directors has adopted stock ownership guidelines requiring certain minimum ownership levels of Common Stock, based on position:

Position	Requirement
CEO	5x base salary
Other executive officers	3x base salary
Non-executive directors	3x annual retainer

For purposes of the guidelines, the value of a share of Common Stock, outstanding options, and/or unvested RSUs is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired.
Newly-appointed executive officers have five years from the date they are appointed or promoted to meet these guidelines. In the event of an increase in base salary, the executive officer will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, executive officers are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.
Nonqualified Deferred Compensation Plan
On July 25, 2013, the Board approved the Nonqualified Deferred Compensation Plan (the “Deferral Plan”) for non-employee directors and certain participating employees, including the Named Executive Officers. The Deferral Plan is administered by a committee consisting of the CEO and the Chief Financial Officer of the Company or persons designated by them. The Deferral Plan allows non-employee directors to defer up to 100% of the fees earned for their service as director and allows participating employees to defer up to 50% of their base salary and up to 100% of their annual cash bonus. Any amounts deferred by a participating employee are invested on behalf of the participating employee, and any investment returns earned thereon are credited to the participating employee’s account. Investment options are determined by the committee that administers the Deferral Plan. Each participating employee may designate the investment option or options for his or her account and may change those investment options at any time.
A participating employee may elect to receive distributions from his or her account beginning in a specified payment year no sooner than three years after the calendar year to which the deferred compensation relates, to be paid in a lump sum or in annual installments not to exceed ten years, according to the participating employee’s election. This election is made at the time when the participating employee makes an election to defer compensation. The participating employee may subsequently elect to delay the year in which deferred compensation is paid, provided that such election must be made at least 12 months before the year in which payment was previously scheduled to occur, must specify a new payment year that is at least five years after the year in which payment was to be made and will not take effect for 12 months. A participating employee will also receive distributions upon the occurrence of certain events specified in Deferral Plan, including termination of employment.
The Company has the discretion, but not the obligation, to make contributions to the Deferral Plan for the benefit of the participating employees, subject to the terms and conditions of the Deferral Plan.
401(k) Plan and Other Generally Available Benefit Programs
Landec maintains a tax-qualified 401(k) plan which provides for broad-based employee participation. Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec. The 401(k) Plan is a safe harbor plan (as defined in the Code) with a safe harbor match of 100% on the first 3% of deferrals and 50% on the next 2% of each participant’s pretax contributions; and the match is calculated and paid to participants’ accounts on a payroll-by-payroll basis, subject to applicable federal limits. The 401(k) Plan does not have an associated vesting schedule. Landec also makes an annual “reconciling match” by recalculating the regular matching contribution as if it were paid on an annualized, instead of on a payroll-by-payroll, basis. If the annualized matching contribution would have been higher, Landec makes a contribution to the participant’s account in an amount equal to the difference between the two amounts. Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.
Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.
The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec. The main objectives of Landec’s benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
Employment Agreements
Chief Executive Officer
On May 23, 2019, the Company entered into an executive employment agreement with Dr. Bolles setting forth the terms of his employment. This agreement expires on May 29, 2022 unless renewed or extended by both parties and provides that Dr. Bolles shall be paid an annual base salary of $620,000 and would participate in the annual Cash Incentive Award Plan and the LTI plan. Dr. Bolles is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee.
In making decisions with respect to Dr. Bolles’ salary, target bonus and equity compensation grant, the Committee relied on the peer group data described above and gave considerable weight to the CEO’s ability to drive performance necessary to achieve our transformational corporate objectives and to deliver value to our shareholders.
Dr. Bolles agreed, as part of the Bolles Agreement, not to solicit, induce, recruit, encourage or take away employees of consultants of the Company for a period of two years following his termination.
Chief People Officer
On October 14, 2019, the Company entered into an executive employment agreement with Ms. Kimball (the “Kimball Agreement”) setting forth the terms of her employment. The Kimball Agreement expires on December 31, 2021 unless renewed or extended by both parties, and provides that Ms. Kimball shall be paid an annual bases salary of $300,000 through the term of the Kimball Agreement (unless modified by the Committee), and participate in the annual Cash Incentive Award Plan and LTI plan. Ms. Kimball is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee.
Ms. Kimball agreed, as part of the K Agreement, not to solicit, induce, recruit, encourage or take away employees of consultants of the Company for a period of two years following his termination.
Former Chief Financial Officer
On January 31, 2019, the Company entered into a new executive employment agreement with Mr. Skinner (the “Skinner Agreement”) setting forth the terms of his employment. The Skinner Agreement provided that Mr. Skinner would be paid an annual base salary of $418,000 through the term of the Skinner Agreement (unless modified by the Committee), and continue to participate in the annual Cash Incentive Award Plan and LTI plan. Mr. Skinner was also eligible for grants of equity-based awards at such times and in such amounts as determined by the Committee. Mr. Skinner separated from the Company effective January 8, 2020 and in connection with his separation received the following severance benefits which are described in the section entitled Employment Contracts and Potential Payments upon Termination or Change in Control” below.
For a description of the potential payments upon termination or a change in control that were in effect in for fiscal year 2020, see the section entitled “Employment Contracts and Potential Payments upon Termination or Change in Control” below. In addition for fiscal year 2021 we amended Dr. Bolles’ employment agreement and a adopted a new severance plan as described below.
Fiscal Year 2021 Announcements
CEO - Amended and Restated Employment Agreement
On July 23, 2020, the Board approved entering into an amended and restated employment agreement with Albert Bolles, the Company’s President and CEO (the “Bolles Agreement”). The amended employment agreement supersedes and replaces Dr. Bolles’ prior employment agreement and revises the prior agreement in the following material respects. The term of the amended employment agreement begins on July 23, 2020 and ends on July 23, 2023, at which point the agreement will expire unless renewed or extended by the written consent of both parties.
Under the amended employment agreement, in the event that Dr. Bolles’ employment is terminated by the Company without “cause” or by Dr. Bolles for “good reason”, in either case, on or within two years following a “change in control”, subject to the execution and non-revocation of a general release of claims in favor of the Company, Dr. Bolles will be eligible to receive the following payments and benefits: a cash payment equal to the sum of (i) Dr. Bolles’ then-current annual base salary, plus (ii) his target cash performance bonus for the year in which the termination occurs, to be paid in substantially equal installments over the 18-month period following the termination date; a cash payment equal to Dr. Bolles’ pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for Dr. Bolles and his covered dependents for up to the maximum period permitted under COBRA; and full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement)
Executive Change in Control Severance Plan
On July 23, 2020, the Board of Directors of the Company adopted the Landec Corporation Executive Change in Control Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of cash severance and other benefits to our executives, including Brian McLaughlin, James Hall, Timothy Burgess and Dawn Kimball in the event of a qualifying termination of employment with us in connection with a change in control.
Under the Severance Plan, in the event of a termination of an executive’s employment by us without “cause” or by the executive for “good reason”, in either case, on or within two years following a “change in control”, the executive will be eligible to receive the following payments and benefits: a cash payment equal to the sum of 1.0 times (or, for Mr. Burgess, 0.75 times) (i) the executive’s then-current annual base salary, plus (ii) the executive’s target cash performance bonus for the year in which the termination occurs, to be paid in a lump sum within 60 days following the executive’s termination; a cash payment equal to the executive’s pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for the executive and his or her covered dependents for up to 12 months; and full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement).

The executive’s right to receive the severance payments and benefits described above is subject to the executive’s delivery and, as applicable, non-revocation of a general release of claims in our favor and the executive’s continued compliance with any applicable restrictive covenants. In addition, in the event that any payment under the Severance Plan, together with any other amounts paid to the executive by us, would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

COMPENSATION COMMITTEE REPORT
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2020. Based on the review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2020 Annual Meeting of Stockholders and incorporated into our Annual Report on Form 10-K for the fiscal year ended May 31, 2020.
This report is submitted by the Committee:
Deborah Carosella (Chairperson)
Craig Barbarosh
Nelson Obus
Catherine A. Sohn, Pharm. D.

The foregoing report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation

The following table shows compensation information for fiscal years 2020, 2019 and 2018 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Albert D. Bolles, Ph.D.	2020	620,000	—	267,611	—	92,698	980,308
President and CEO	2019	4,769	574,246	348,451	—	77,500	1,004,966

Brian F. McLaughlin	2020	303,426	—	146,821	—	46,686	496,932
Vice President of Finance and Administration, Chief Financial Officer	2019	285,000	105,917	134,539	26,129	51,450	603,035

Gregory S. Skinner (5)	2020	262,054	—	—	—	524,427	786,481
Former Executive Vice President of Finance and Administration, Chief Financial Officer	2019	380,000	231,222	63,711	159,058	25,124	859,115
	2018	380,000	88,550	59,774	189,436	24,074	741,834

James G. Hall	2020	341,586	105,600	259,912	218,400	34,698	960,196
President of Lifecore Biomedical and Vice President of Landec	2019	293,600	310,965	57,958	148,200	32,118	842,841
	2018	285,000	350,000	232,245	146,838	32,067	1,046,150

Timothy P. Burgess	2020	323,750	190,225	—	—	63,878	577,853
Senior Vice President of Supply Chain of Curation Foods and Vice President of Landec

Dawn Kimball	2020	203,295	159,075	—	—	18,584	380,955
Senior Vice President of Human Resources and Chief People Officer

(1)Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of RSUs granted during fiscal year 2020 computed for financial statement reporting purposes in accordance with ASC 718.
(2)Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of stock options granted during fiscal year 2020 computed for financial statement reporting purposes in accordance with ASC 718. The assumptions used to calculate the value of stock option awards are set forth under Note 1 and Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2020.
(3)Amounts consist of bonuses earned for meeting and/or exceeding financial performance targets in fiscal years 2020, 2019 and 2018 under the Company’s annual Cash Incentive Award Plans. The bonus earned by Mr. Skinner in fiscal year 2019 was deferred by him pursuant to the Deferral Plan. For fiscal year 2020, Mr. Hall is the only executive that received cash incentive compensation. The Compensation Committee determined on July 23, 2020 (subsequent to fiscal year 2020) that, in addition to the earned cash incentive, Mr. Hall would receive a bonus of 12% of base salary in the form of RSUs, specifically, 3,574 RSUs.
(4)Amounts consist of Company-paid life insurance and an employer 401(k) match for all Named Executive Officers. The amount shown for Mr. Hall also includes Company-paid disability insurance for which Mr. Hall is the beneficiary. The amounts shown for Mr. McLaughlin include $26,000 and for Ms. Kimball of $4,985 for temporary housing allowance. Dr. Bolles had $51,590 and Mr. Burgess had $38,850 in relocation expense reimbursement. The amounts shown for Mr. Skinner also includes severance pay of $418,000 and COBRA health insurance benefits of $46,105 and earnings of $1,226 from the Deferral Plan in fiscal year 2020. In addition 2019 and 2018 have been updated to correctly reflect the added value of the Company's executive benefit program (“Armada Care Plan”) for Messrs. McLaughlin, Skinner and Hall. In 2019 the amount for Mr. McLaughlin was $11,052, Mr. Skinner was $13,164 and Mr. Hall was $18,372 while in 2018 the amount for Mr. Skinner was $12,900 and Mr. Hall was $17,736.
(5)Mr. Skinner separate from the Company on January 6, 2020. In connection with the termination of his employment, Mr. Skinner received certain severance benefits, the details of which have been provided under the heading “Former Chief Financial Officer” below.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2020. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2020 Year-End” table on the following page.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
Albert D. Bolles, Ph.D.		—	620,000	930,000	—	—	—	—
	5/27/2020				—	100,000	11.20	267,611

Brian F. McLaughlin		—	210,000	315,000	—	—	—	—
	4/1/2020				—	35,000	9.77	81,843
	1/7/2020				—	25,000	10.12	64,978

Greg S. Skinner		—	250,800	376,200	—	—	—	—

James G. Hall		—	280,000	638,400	—	—	—	—
	1/7/2020				—	100,000	10.12	259,912
	8/5/2019				10,000			105,600

Timothy P. Burgess		—	162,500	243,750	—	—	—	—
	7/25/2019				17,500	—	—	190,225

Dawn Kimball		—	150,000	225,000	—	—	—	—
	10/15/2019				17,500	—	—	$159,075

(1)Amounts shown are estimated payouts for fiscal year 2020 to the Named Executive Officers under the 2020 Cash Incentive Award Plan. The target amount is based on a percentage of the individual’s fiscal year 2020 base salary. With the exception of Mr. Hall, none of the Named Executive Officers received a cash incentive award for fiscal year 2020. For more information on these awards, including the amount actually paid, see “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”
(2)The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Stock awards consist only of RSUs. The assumptions used to calculate the value of stock option awards are set forth under Note 1 and Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2020. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Common Stock at such date in the future when the option is exercised. Stock option awards provide that one-third vests on the first anniversary of the grant date and then 1/36th per month thereafter, therefore all options are fully vested three years after the date of grant. RSUs typically vest on the third anniversary of the date of grant.

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2020. The awards for fiscal year 2020 identified in the table below are also reported in the “Grants of Plan-Based Awards” table.

Outstanding Equity Awards at Fiscal 2020 Year End

		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units of Stock That Have Not Vested
Name		Exercisable	(#) (1)	($)	Date	(#) (2)	($) (3)
Albert D. Bolles, Ph.D.	5/27/2020	—	100,000	11.20	5/27/2027	—	—
	5/23/2019	53,460	108,540	9.35	5/23/2026	55,000	586,850

Brian F. McLaughlin	4/1/2020	—	35,000	9.77	4/1/2027	—	—
	1/7/2020	—	25,000	10.12	1/7/2027	—	—
	1/30/2019	18,846	11,993	12.76	1/30/2026	—	—
	7/25/2018	6,875	4,375	14.35	7/25/2025	—	—
	10/19/2017	12,916	2,084	12.65	10/19/2024	5,000	53,350
	5/25/2016	15,000	—	11.36	5/25/2023	—	—
	10/15/2015	30,000	—	12.78	10/15/2022	—	—

Gregory S. Skinner	7/25/2018	18,550	—	14.35	7/25/2025	—	—
	10/19/2017	21,000	—	12.65	10/19/2024	—	—
	5/28/2015	45,000	—	14.39	5/28/2022	—	—
	6/7/2013	30,000	—	14.30	6/7/2020	—	—

James G. Hall	1/7/2020	—	100,000	10.12	1/7/2027	—	—
	8/5/2019	—	—	—	—	10,000	106,700
	7/25/2018	10,312	6,563	14.35	7/25/2025	5,625	60,019
	6/1/2017	72,916	2,084	14.00	6/1/2024	25,000	266,750
	5/25/2016	15,000	—	11.36	5/25/2023	—	—
	5/28/2015	15,000	—	14.39	5/28/2022	—	—

Timothy P. Burgess	7/25/2019	—	—	—	—	17,500	186,725

Dawn Kimball	10/15/2019	—	—	—	—	17,500	186,725
	10/12/2018	7,881	7,119	12.95	10/12/2025	5,000	53,350

(1)Options granted prior to fiscal year 2020 vest at the rate of 1/36 per month over a three-year period from date of grant. Options granted in fiscal year 2020 vest one-third on the first anniversary of the grant date and then 1/36th per month thereafter.
(2)The RSUs typically vest on the third anniversary of the date of grant. Mr. Skinner separated from the Company in January 2020. In connection with his termination of employment with the Company, Mr. Skinner received certain severance benefits including the acceleration of vesting of certain RSUs previously granted, the details of which are provided under the heading “Former Chief Financial Officer” below.
(3)Value is based on the closing price of the Common Stock of $10.67 on May 29, 2020 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2020.

Option Exercises and Stock Vested For Fiscal 2020

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of shares withheld to cover exercise price and taxes (#) (2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of shares withheld to cover taxes (#) (2)
Albert D. Bolles, Ph.D.	—	—	—	4,240	42,018	—
Gregory S. Skinner (3)	—	—	—	13,183	146,595	—

(1)The value realized equals the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)Indicates shares withheld at the election of the Named Executive Officer to cover the exercise price and/or the taxes owed on the exercise of the option or the vesting of the stock award.
(3)Mr. Skinner separate from the Company in January 2020. In connection with his termination of employment with the Company, Mr. Skinner received certain severance benefits including the acceleration of vesting of certain RSU's previously granted, the details of which are provided under the heading “Former Chief Financial Officer” below.

Nonqualified Deferred Compensation

The following table shows all compensation deferred by the Named Executive Officers, and earnings on such deferred compensation, under the Deferral Plan during fiscal year 2020.

Nonqualified Deferred Compensation

Name	Executive Contributions in Fiscal Year 2020 ($) (1)	Registrant Contributions in Fiscal Year 2020 ($)	Aggregate Earnings in Fiscal Year 2020 ($) (2)	Aggregate Withdrawals in Fiscal Year 2020 ($)	Aggregate Balance at End of Fiscal Year 2020 ($)
Albert D. Bolles, Ph. D.	—	—	—	—	—
Brian F. McLaughlin	—	—	—	—	—
Gregory S. Skinner	—	—	1,226	—	160,284
James G. Hall	—	—	—	—	—
Timothy P. Burgess	—	—	—	—	—
Dawn Kimball	—	—	—	—	—
(1)Contributions reported in this column are reported as compensation in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Amounts reported in this column represent the aggregate earnings accrued and credited to a Named Executive Officer’s account during fiscal year 2020.
See the section entitled “Additional Compensation Policies and Practices - Nonqualified Deferred Compensation Plan” in the CD&A for a description of the Deferral Plan.
Potential Payments upon Termination or Change in Control
If Dr. Bolles is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Dr. Bolles’ place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Dr. Bolles will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Dr. Bolles (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Dr. Bolles receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Bolles Agreement provides that if Dr. Bolles is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Dr. Bolles will receive a severance payment equal to 150% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled, full vesting of all of Dr. Bolles’ unvested stock options and other equity awards and the Company will pay the monthly premiums for health insurance coverage for Dr. Bolles (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Dr. Bolles receives substantially equivalent health insurance coverage in connection with new employment.
Upon Dr. Bolles death or disability, the Company shall pay Dr. Bolles or his estate his unpaid base salary and the pro rata portion of his annual cash incentive award through the date of termination (which, for fiscal year 2020 was $0).
If Ms. Kimball is terminated without cause or if she terminates her employment for good reason (generally, any relocation of Ms. Kimball’s place of employment, reduction in salary, reduction in her target bonus amount or material reduction of her duties or authority), Ms. Kimball will receive a severance payment equal to 100% of her annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which she is entitled and a one-year acceleration of her unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Ms. Kimball (and her spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Ms. Kimball receives substantially equivalent health insurance coverage in connection with new employment.
Upon Ms. Kimball’s death or disability, the Company shall pay Ms. Kimball or her estate her unpaid base salary and the pro rata portion of her annual cash incentive award through the date of termination (which, for fiscal year 2020 was $0).

If Dr. Bolles’ or Ms. Kimball’s employment with the Company had been terminated without cause or for good reason not in connection with a change of control of the Company on May 31, 2020, the last day of the 2020 fiscal year, Dr. Bolles and Ms. Kimball would have received the following severance benefits under the Bolles Agreement and Kimball Agreement, respectively:

Name	Base Salary (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Albert D. Bolles, Ph. D.	$620,000	$—	$47,758	$396,057	$72,146	$1,135,960
Dawn Kimball	$300,000	$—	$—	$148,162	$48,448	$496,609
(1)Reflects potential payments based on 100% of salaries as of May 31, 2020.
(2)Reflects value of shares that are in the money (exercise price below stock price as of May 31, 2020). For stock options out of the money (exercise price above stock price as of May 31, 2020), there is no value to the acceleration for those options.
(3)Accelerating the vesting of the outstanding RSUs by one year would result in 37,119 and 13,886 of the currently outstanding RSUs vesting as of May 31, 2020 for each of Dr. Bolles and Ms. Kimball respectively. The value is based on the closing price of the Common Stock of $10.67 on May 29, 2020 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.
(4)Represents the maximum amount of premiums that would have been paid under COBRA.
If Dr. Bolles’ or Ms. Kimball’s employment with the Company had been terminated due to his or her death or disability on May 31, 2020, the last day of the 2020 fiscal year, each would have received only the unpaid base salary at the time of termination since neither Dr. Bolles nor Ms. Kimball received an annual cash incentive award in fiscal year 2020.
If Dr. Bolles’ employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 31, 2020, the last day of the 2020 fiscal year, Dr. Bolles would have received the following severance benefits under the Bolles Agreement, set forth above:

Name	Base Salary (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Albert D. Bolles, Ph. D.	$930,000	$—	$213,840	$586,850	$72,146	$1,802,836

(1)Reflects potential payments based on 150% of base salary as of May 31, 2020.
(2)Reflects value of shares that are in the money (exercise price below stock price as of May 31, 2020). For stock options out of the money (exercise price above stock price as of May 31, 2020), there is no value to the acceleration for those options.
(3)Accelerating the vesting of all outstanding RSUs would result in 55,000 of the currently outstanding RSUs vesting as of May 31, 2020 for Dr. Bolles. The value is based on the closing price of the Common Stock of $10.67 on May 29, 2020 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.
(4)Represents the maximum amount of premiums that would have been paid under COBRA.
Former Chief Financial Officer
Mr. Skinner separated from the Company effective January 8, 2020 and in connection with his separation received the following severance benefits in accordance with his employment agreement:

Name	Base Salary (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Greg Skinner	$418,000	$—	$—	$146,595	$46,105	$610,700
(1) Reflects payments based on 100% of his salary as of January 8, 2020, per the terms of the Skinner Agreement.
(2) Stock options were out of the money (exercise price above stock price as of January 8, 2020, termination date), and therefore there is no value to the acceleration for those options.
(3) Accelerating the vesting of all outstanding RSUs resulted in the immediate vesting of 13,183 of the currently outstanding RSUs. The value of this award was in accordance with ASC 718.
(4) Represents estimated premiums to be paid under COBRA and the Armada Care Plan.
CEO Pay Ratio

The following table sets forth the ratio of the total compensation of the Company’s CEO, Albert D. Bolles, to that of our median employee for the fiscal year ended May 31, 2020.

CEO total annual compensation	$980,308
Median Employee total annual compensation	$57,009
Ratio of CEO to Median Employee total annual compensation	17:1
To determine the CEO total annual compensation, we calculated the compensation provided to Dr. Bolles during fiscal year 2020 as CEO. In determining the median employee compensation, we excluded our two employees in Canada from the total number of employees employed by the Company as of May 31, 2020. We used base salary and actual bonus as the consistently applied compensation metric to determine the median employee. If this resulted in more than one individual at the median level, we assessed the grant date fair value of standard equity awards for these individuals and selected the employee with the median award value. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our Named Executive Officers in the Summary Compensation Table.
RELATED PARTY TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee, all of whose members are independent directors, reviews, approves and/or ratifies all related party transactions (other than compensation transactions). In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction. To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members or affiliates. Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause, or even appear to cause, a conflict of interest.

Certain Relationships and Related Transactions

Curation Foods sells products to and earns license fees from Windset Holding 2010 Ltd., a Canadian corporation (“Windset”). Curation Foods holds a 26.9% equity interest in Windset. During fiscal year 2020, Curation Foods recognized $0.6 million of revenues from Windset.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely upon review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended May 31, 2020 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied , except for (i) one late Form 4 for James Hall, filed on June 4, 2020, with respect to two transactions, (ii) one amendment on Form 4 for Steven Goldby, filed on May 30, 2019, with respect to one transaction, and (iii) one amendment on Form 4 for Molly Hemmeter, filed on May 29, 2019, with respect to one transaction.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this Proxy Statement, the Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board of Directors may recommend.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Brian McLaughlin BRIAN MCLAUGHLIN SECRETARY
Santa Maria, California
____________, 2020

LANDEC

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on October 13, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LNDC2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 13, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D22880-P44103

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANDEC CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Katrina L. Houde
02) Nelson Obus
03) Andrew Powell
04) Catherine A. Sohn
05) Jeffrey Edwards
06) Patrick Walsh[(1)]
07) Joshua E. Schechter[(1)]

The Board of Directors recommends you vote FOR the following proposals:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders' Meeting to be held on October 14, 2020:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D22881-P44103

2020 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Landec Corporation, a Delaware corporation, hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders to be held on October 14, 2020, and hereby appoints Albert D. Bolles and Brian McLaughlin, and each of them, with full power of substitution, as proxies and attorneys-in-fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Landec Corporation to be held on October 14, 2020, at 12:30 p.m. local time, online at www.virtualshareholdermeeting.com/LNDC2020, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 ALONG WITH "1 YEAR" ON PROPOSAL 4 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MATTER OR ANY ADJOURNMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE